UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2007

THE DUN & BRADSTREET CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-15967	22-3725387
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

103 JFK Parkway, Short Hills, NJ	07078
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 921-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01. Other Events.	1

Signatures	2

PURPOSE OF FILING

The purpose of this filing is to report on a development that resolves tax matters with the IRS for the tax years 1997-2002, primarily relating to our remaining Legacy Tax Matter, and that will result in D&B recognizing a net non-core gain of $31.2 million for the second quarter of 2007.

(i)

Item 8.01.	Other Events.

We are reporting on a development that resolves tax matters with the IRS for the tax years 1997-2002, primarily relating to our remaining Legacy Tax Matter described below. This will result in D&B recognizing a net non-core gain of $31.2 million for the second quarter of 2007 and we expect to receive a cash refund of approximately $24 million as set forth below.

We previously reported in our Quarterly Report on Form 10-Q for the period ending March 31, 2007 (the “Form 10-Q”) on a Legacy Tax Matter referred to as “Amortization and Royalty Expense Deductions/Royalty Income—1997-2007” (the “1997 Transaction”). As described more fully in the Form 10-Q, the Internal Revenue Service challenged certain amortization expense and royalty expense deductions taken with respect to the 1997 Transaction, and also allocated certain royalties received by the partnership established in connection with the 1997 Transaction as taxable income to the taxpayers, including D&B. On March 3, 2006, D&B and Moody’s Corporation (“Moody’s/D&B2”) each made a deposit to the IRS of $39.8 million in order to stop the accrual of statutory interest on additional taxes allegedly due for the 1997-2002 tax years.

As previously reported, we believe there are technical infirmities in the IRS’ ability to assess and collect tax with respect to the 1997-2002 tax periods. Despite this, in June, 2007, we received three Notices of Deficiency (“Notices”) from the IRS relating to tax years 1997, 1998, 2001 and 2002. These Notices were sent to D&B, R.H. Donnelley Corporation (“Donnelley/D&B1”) and Moody’s/D&B2, the taxpayers of record during these tax years for the matters addressed in the Notices. By these Notices, the IRS determined deficiencies against the taxpayers in the aggregate amount of $15.8 million in taxes and penalties for these tax years, all of which are for items unrelated to the 1997 Transaction. Because the taxpayers do not intend to appeal the deficiencies contained in the Notices to the Tax Court, no additional deficiencies can be assessed for the 1997-2002 tax years for any matter. With interest, the deficiencies total approximately $24 million, of which D&B’s share is approximately $16 million and Moody’s/D&B2’s share is approximately $8 million.

We and Moody’s/D&B2, on behalf of all three taxpayers, have asked the IRS to return those portions of the deposits that exceed the amount of the determined deficiencies in tax and penalties, plus interest. The balances will be left as deposits. Specifically, at this time we have asked for a return of approximately $24 million of our $39.8 million deposit and left approximately $16 million on deposit. Moody’s has asked for a return of approximately $32 million of its $39.8 million deposit and left approximately $8 million on deposit. D&B also expects to ask the IRS for a return of the balance of its deposit (approximately $16 million). If and to the extent we are successful in this request, we will report a further non-core gain and a further return of cash.

In light of the foregoing developments, we are reversing $45.0 million of net reserves associated with the 1997-2002 tax years, predominantly related to the 1997 Transaction, and increasing our reserves by $13.8 million (net of taxes) for our share of the deficiencies. These actions result in a net non-core gain of $31.2 million.

These developments will be reflected in our June 30, 2007 financial statements to be timely filed with the SEC, and will not have an impact on our 2007 financial guidance.

After making the foregoing adjustments, we continue to believe that our remaining reserves for legacy tax matters are adequate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Dun & Bradstreet Corporation

By:	/s/ Jeffrey S. Hurwitz
Jeffrey S. Hurwitz
Senior Vice President, General
Counsel and Corporate Secretary

DATE: July 23, 2007